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                                                            EXHIBIT 3.1

   AMENDMENT TO THE REGULATIONS TO CHANGE THE RANGE OF NUMBERS OF DIRECTORS
           AS ADOPTED BY ARMCO'S SHAREHOLDERS ON APRIL 22, 1994

                                Article II
                                 DIRECTORS

          Section 1. NUMBER. The number of directors of the company shall be as fixed from time to time either (i) by a resolution adopted by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the company or (ii) without action by the shareholders, by a resolution adopted by a vote of a majority of the board of directors then in office which does not raise the number of directors to more than thirteen or lower the number of directors to less than eight. The board of directors or the shareholders may fill any director's office that is created by an increase in the number of directors. No reduction in the number of directors shall of itself have the effect of shortening the term of an incumbent director.